Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-8, No. 333-63638, 333-104136 and 333-145537) pertaining to The Princeton Review, Inc. 2000 Stock Incentive Plan and

(2) Registration Statement (Form S-8, No. 333-77016) pertaining to The Princeton Review, Inc. 401(k) Employee Savings Plan

of our report dated March 30, 2007, except for Notes 2, 14 and 18 as to which the date is March 17, 2008, with respect to the consolidated financial statements and schedule of The Princeton Review, Inc. and Subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

New York, NY

March 17, 2008